Filed pursuant to Rule 424(b)3
Registration No. 333-165748
PROSPECTUS
NEWLEAD HOLDINGS LTD.
$500,000,000
COMMON SHARES
PREFERENCE SHARES
WARRANTS
DEBT SECURITIES
     We may, from time to time, issue up to $500,000,000 aggregate principal amount of common shares, preference shares, warrants and/or debt securities. We will specify in an accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.
     Our common shares are listed on the NASDAQ Global Select Market under the symbol “NEWL.” As of May 19, 2010, the aggregate market value of our outstanding common shares held by non-affiliates is approximately $17,359,125 based on 88,363,265 outstanding common shares, of which approximately 16,532,500 shares are held by non-affiliates, and a per share price of $1.05 based on the closing sale price of our common shares on May 3, 2010. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12-calendar month period that ends on and includes the date hereof. On May 19, 2010, the last reported sale price of our common shares was $0.89 per share.

An investment in our common shares involves risks. See the section titled “Risk Factors” beginning on page 5 of this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before making your investment decision.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

THE DATE OF THIS PROSPECTUS IS MAY 20, 2010.

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
ABOUT THIS PROSPECTUS
     In this prospectus, “we”, “us”, “our” and the “Company” all refer to NewLead Holdings Ltd.
     Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
     This prospectus does not contain all the information provided in the registration statement that we filed with the SEC. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find Additional Information.”
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.

PROSPECTUS SUMMARY
The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. An investment in our securities involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 5.
OVERVIEW
NewLead Holdings Ltd. is a international shipping company that owns a fleet of dry bulk carriers and double-hulled product tankers. We provide ideal solutions for sea transportation requirements and a significant role in meeting the worldwide demand for distribution of petroleum products and dry bulk commodities.
Focused on operational excellence, NewLead provides its customers with safe, reliable and environmentally sound seaborne transportation services that meet stringent internal and external standards. We will endeavor to capitalize on the dynamics of the shipping industry, expand our Company and create shareholder value.
During the fourth quarter of 2009, NewLead underwent a recapitalization to reposition itself and focus on the wet and dry segments of its business. As a result of the recapitalization, we changed our board of directors and senior management, exited the container market by selling our remaining two container vessels, refinanced certain obligations in order to set us on a more sound financial position. In addition, we are currently implementing a new business strategy that includes growing our two business segments (wet and dry), building a core fleet of owned and chartered-in vessels and creating an appropriate revenue mix to achieve a stable cash flow. Moreover the new business strategy aims to:
•	Grow our diversified fleet through sourced networks at favorable terms;

•	Implement a coherent charter strategy to achieve an optimal mix of spot charters, time charters and bareboat charters to smooth exposure to market cycles;

•	Maintain cash flow stability with upside potential;

•	Solidify a diverse customer base with established reliable charterers to reduce our counterparty risk;

•	Bring in quality in-house technical managers to ensure efficient operations and optimum fleet utilization; and

•	Employ leverage with a favorable repayment profile.
NewLead Holdings Ltd. is a Bermuda exempted company maintaining its principal office in Piraeus, Greece.

RISK FACTORS
     This offering involves a high degree of risk. You should carefully consider the following risks together with the other information in this prospectus before deciding to invest in our securities. If any of the following risks relating to our business and operations actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.
Industry Specific Risk Factors
Charter rates for product tankers and dry bulk vessels have declined significantly and may decrease in the future, which may adversely affect our earnings.
The product tanker and dry bulk vessel markets are cyclical with high volatility in charter hire rates and industry profitability. The degree of charter hire rate volatility among different types of product tankers and dry bulk vessels has varied widely and after reaching historical highs in mid-2008, charter hire rates for product tankers and dry bulk vessels have declined significantly from historically high levels. If the shipping industry is depressed in the future when our charters expire, our revenues, earnings and available cash flow may be adversely affected. In addition, a further decline in charter hire rates likely will cause the value of our vessels to further decline. Two of our bareboat period charters (two product tankers) are scheduled to expire during 2010. In addition, six of our product tankers are currently in the spot market. We cannot assure you that we will be able to successfully charter these vessels in the future or renew our existing charters at rates sufficient to allow us to operate our business profitably or meet our obligations. However, where possible, we shall also endeavor to fix vessels under period charter including profit sharing element. Our ability to re-charter these vessels on the expiration or termination of our current charters, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the product tanker markets at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for oil and oil products. We anticipate that the future demand for our dry bulk carriers and dry bulk charter rates will be dependent upon demand for imported commodities, economic growth in the emerging markets, including the Asia Pacific region (including China), India, Brazil and Russia and the rest of the world, seasonal and regional changes in demand and changes to the capacity of the world fleet. Recent adverse economic, political, social or other developments have decreased demand and prospects for growth in the shipping industry and thereby could reduce revenue significantly. A decline in demand for commodities transported in dry bulk carriers or an increase in supply of dry bulk vessels could cause a further decline in charter rates, which could materially adversely affect our results of operations and financial condition. If we sell a vessel at a time when the market value of our vessels has fallen, the sale may be at less than the vessel’s carrying amount, resulting in a loss.
The factors affecting the supply and demand for product tankers and dry bulk vessels are outside of our control and are unpredictable. The nature, timing, direction and degree of changes in industry conditions are also unpredictable. The factors that influence the demand for vessel capacity include:
•	demand for oil and oil products;

•	supply of oil and oil products;

•	demand for dry cargoes such as coal and raw materials;

•	demand for dry cargoes such as coal and raw materials;

•	demand of energy in developing countries;

•	continuing growth of industrialization in the emerging countries;

•	regional availability of refining capacity;

•	the globalization of manufacturing;

•	global and regional economic and political conditions;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including changes in the distances over which cargoes are transported;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.
The factors that influence the supply of vessel capacity include:
•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	the price of steel and vessel equipment;

•	changes in environmental and other regulations that may limit the useful lives of vessels;

•	the number of vessels that are in or out of service; and

•	port or canal congestion.
If the number of new vessels delivered exceeds the number of vessels being scrapped and lost, vessel capacity will increase. If the supply of vessel capacity increases but the demand for vessel capacity does not increase correspondingly, charter rates and vessel values could materially decline.
The downturns in the product tankers and dry bulk vessels charter markets may have an adverse effect on our earnings, affect compliance with our loan covenants and our ability to pay dividends if reinstated in the future.
Charter rates for product tankers have declined sharply since the highs of 2008. For example, the Baltic Clean Tankers index has dropped 70% and the Baltic Dirty Index 77% from the highs of 2008. Index (BCTI), a measure of international clean tanker routes and a selection of basket and individual TCEs, dropped from 969 points in 2008 to 449 points in 2009. The downturn resulted in lower operating revenues for the product tankers charter markets. According to industry sources, the products tanker market did not perform well during 2009, with chartering markets in the Mediterranean, United Kingdom Channel and Caribbean flirting with levels below operating costs throughout. The dirty products market has been especially downbeat, with earnings remaining below $10,000/day for much of 2009. The clean market initially offered some resistance to the slowdown in oil demand, but as the fleet has continued to grow, the availability of spot tonnage soon outstripped demand. The decline in charter rates in the product tanker market has resulted in a commensurate decline in our tanker vessel values, which in turn affects our cash flows and liquidity. In the dry bulk market, during the period from October 30, 2007 to December 31, 2009, the Baltic Exchange’s Panamax time charter average daily rates experienced a low of $3,537 and a high of $94,977. Additionally, during the period from January 1, 2009 to December 31, 2009, the Baltic Exchange’s Capesize time charter average daily rates experienced a low of $8,997 and a high of $93,197 and the Baltic Dry Index experienced a low of 772 points and a high of 4,661 points.
If the current low charter rates in the product tanker and dry bulk vessels markets continue through any significant period in 2010, when bareboat charters for our two vessels (two product tankers) that are employed on bareboat charter expire, and we are consequently exposed to then-prevailing charter rates, our earnings may be adversely affected. If these trends continue, in order to remain viable, we may have to extend the period during which we suspend dividend payments and/or sell vessels in our fleet. At the same time, we endeavor to charter several vessels of our fleet in period charters with floor hire rate plus profit sharing elements in order to benefit from a potential increase in the charter market.
Our impairment analysis performed during the period from January 1, 2009 to October 13, 2009 and for the year ended December 31, 2008 resulted in impairment losses of $91.6 million and $30.1 million, respectively. However, the current assumptions used and the estimates made are highly subjective, and could be negatively impacted by further significant deterioration in charter rates or vessel utilization over the remaining life of the vessels which could require the Company to record a material impairment charge in future periods.
A further economic slowdown in the Asia Pacific region could exacerbate the effect of recent slowdowns in the economies of the United States and the European Union and may have a material adverse effect on our business, financial condition and results of operations.
We anticipate that a significant number of the port calls made by our vessels will continue to involve the loading or discharging of commodities in ports in the Asia Pacific region. As a result, negative changes in economic conditions in any Asia Pacific country, particularly in China, may exacerbate the effect of recent slowdowns in the economies of the United States and the European Union and may have a material adverse effect on our business, financial condition and results of operations, as well as our future prospects. In recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product, which has had a significant impact on shipping demand. This rate of growth declined significantly in the second half of 2008 and it is likely that China and other countries in the Asia Pacific region will continue to experience slowed or even negative economic growth in the near future. Moreover, the current economic slowdown in the economies of the United States, the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere. In late 2008, China announced a $586.0 billion stimulus package aimed in part at increasing investment and consumer spending and maintaining export growth in response to the recent slowdown in its economic growth. Our business, financial condition and results of operations, as well as our future prospects, will likely be materially and adversely affected by a further economic downturn in any of these countries.
Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.
The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development (OECD) in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a planned economy. Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. Annual and five year State Plans are adopted by the Chinese government in connection with the development of the economy. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through State Plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Limited price reforms were undertaken, with the result that prices for certain commodities are principally determined by market forces. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. If the Chinese government does not continue to pursue a policy of economic reform, the level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, all of which could, adversely affect our business, operating results and financial condition.
The value of our vessels may fluctuate, which may adversely affect our liquidity.
Vessel values can fluctuate substantially over time due to a number of different factors, including:

•	general economic and market conditions affecting the shipping industry;

•	competition from other shipping companies;

•	the types and sizes of available vessels;

•	the availability of other modes of transportation;

•	increases in the supply of vessel capacity;

•	the cost of newbuildings;

•	availability of acquisition finance;

•	prevailing charter rates; and

•	the cost of retrofitting or modifying second hand vessels as a result of charterer requirements, technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, or otherwise.
In addition, as vessels grow older, they generally decline in value. Due to the cyclical nature of the product tanker and dry bulk vessel markets, if for any reason we sell vessels at a time when prices have fallen, we could incur a loss and our business, results of operations, cash flows, financial condition and ability to pay dividends in the future could be adversely affected.
An over-supply of tanker capacity may lead to reductions in charter hire rates and profitability.
The market supply of tankers is affected by a number of factors such as demand for energy resources, oil, and petroleum products, waiting days in ports, as well as strong overall economic growth in parts of the world economy including Asia. Furthermore, the extension of refinery capacity in India and the Middle East up to 2011 is expected to exceed the immediate consumption in these areas, and an increase in exports of refined oil products is expected as a result. Triggered by a retrenchment in import demand in major developed countries and more restricted access to trade financing, trade flows fell at an annualized rate of between 30 and 50 per cent in most economies in late 2008 and early 2009. Asian economies experienced the sharpest decline. Import demand from consumption and business investment remained weak. Global demand for crude and products dropped in 2009. The tanker market suffered long periods of depressed hire rates in 2009. Forecasts for global oil consumption show a growth of 1.2 million barrels per day in 2010 and 1.6 million barrels per day in 2011. Trading patterns change as developing countries search for new areas to source their oil supplies. There has been an increase in the shipping fixtures for moving crude from West Africa and the Caribbean to India and Far East. India is expected to offer a helping hand in the short- to medium-term while the bulk for the Chinese cargoes move on China-owned tankers. Many new Indian refinery projects are coming on line in the next few years which will sell a lot of crude being moved in and products hauled out of the country. Factors that tend to decrease tanker supply include the conversion of tankers to non-tanker purposes and the phasing out of single-hull tankers due to legislation and environmental concerns. We believe that the current order book represents a significant percentage of the existing fleet. An over-supply of tanker capacity may result in a reduction of charter hire rates. If a reduction in charter rates occurs, upon the expiration or termination of our vessels’ current charters, we may only be able to recharter our vessels at reduced or unprofitable rates or we may not be able to charter these vessels at all, which could lead to a material adverse effect on our results of operations.
An over-supply of dry bulk vessel capacity may lead to further reductions in charter hire rates and profitability.
The market supply of dry bulk vessels has been increasing, and the carrying capacity (measured in dwt) on order is at a historically high level. This has led to an over-supply of dry bulk vessel capacity, resulting in a reduction of charter hire rates and a decrease in the value of our dry bulk vessels. The nexus between dry bulk shipping rates and China will draw even closer as industrialization and urbanization developments intensify over the next decade. As a result of strong demand from China, combined with a pick-up in other nations, the Global Shipping 2010 report forecast historically high dry bulk tonnage requirements over the next few years. Significant fleet expansion would cap rate levels over the next couple of years at least. The reduction in rates may, under certain circumstances, affect the ability of our customers who charter our dry bulk vessels to make charter hire payments to us. This and other factors affecting the supply and demand for dry bulk vessels and the supply and demand for dry bulk vessels are outside our control and the nature, timing and degree of changes in the industry may affect the ability of our charterers to make charter hire payments to us.
Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a material adverse impact on our results of operations, financial condition and cash flows, and could cause the market price of our common shares to further decline.
The United States and other parts of the world are exhibiting deteriorating economic trends and have been in a recession. For example, the credit markets in the United States have experienced significant contraction, deleveraging and reduced liquidity, and the United States’ federal government and state governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The Securities and Exchange Commission, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws.
Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. The uncertainty surrounding the future of the credit markets in the United States and the rest of the world has resulted in reduced access to credit worldwide. As of December 31, 2009, we had total outstanding indebtedness of approximately $278.7 million.
We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under our Facility Agreement or any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition or cash flows, have caused the trading price of our common shares on the NASDAQ Global Market to decline and could cause the price of our common shares to continue to decline.
Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.
Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and in the Gulf of Aden off the coast of Somalia. Throughout 2008 and continuing through 2009, the frequency of piracy incidents increased significantly, particularly in the Gulf of Aden off the coast of Somalia, with dry bulk vessels and tankers particularly vulnerable to such attacks. For example, in December 2009, the M/V Navios Apollon, a cargo vessel not affiliated with us, was seized by pirates 800 miles off the coast of Somalia while transporting fertilizer from Tampa, Florida to Rozi, India. The vessel was released in late February 2010 upon the payment of an unreported sum of money. In April 2009, the Maersk Alabama, a cargo vessel not affiliated with us, was captured by pirates off the coast of Somalia and was released following military action by the U.S. Navy. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee (JWC) “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and ability to reinstate the payment of dividends.

Fuel, or bunker prices, may adversely affect profits.
While we generally do not bear the cost of fuel, or bunkers, under our time charters, fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability at the time of charter negotiation or when our vessels trade in the spot market. Fuel is also a significant, if not the largest, expense in our shipping operations when vessels are under voyage charter. Increases in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.
We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.
The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, national, state and local laws, and regulations in force in the jurisdictions in which vessels operate, as well as in the country or countries of their registration. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations, or the impact thereof on the fair market price or useful life of our vessels. Changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make capital and other expenditures. In order to satisfy any such requirements, we may be required to take any of our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate our vessels profitably, particularly older vessels, during the remainder of their economic lives. This could lead to significant asset write-downs.
Additional conventions, laws and regulations may be adopted that could limit our ability to do business, require capital expenditures or otherwise increase our cost of doing business, which may materially adversely affect our operations, as well as the shipping industry generally. For example, in various jurisdictions legislation has been enacted, or is under consideration that would impose more stringent requirements on air pollution and other ship emissions, including emissions of greenhouse gases and ballast water discharged from vessels. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.
For all vessels, including those operated under our fleet, at present, international liability for oil pollution is governed by the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention. In 2001, the IMO adopted the Bunker Convention, which imposes strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of “bunker oil.” The Bunker Convention defines “bunker oil” as “any hydrocarbon mineral oil, including lubricating oil, used or intended to be used for the operation or propulsion of the ship, and any residues of such oil.” The Bunker Convention also requires registered owners of ships over a certain size to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended, or the 1976 Convention). The Bunker Convention entered into force on November 21, 2008, and in early 2010 it was in effect in 47 states. In other jurisdictions, liability for spills or releases of oil from ships’ bunkers continues to be determined by the national or other domestic laws in the jurisdiction where the events or damages occur. Environmental legislation in the United States merits particular mention as it is in many respects more onerous than international laws, representing a high-water mark of regulation with which ship owners and operators must comply, and of liability likely to be incurred in the event of non-compliance or an incident causing pollution. U.S. federal legislation, including notably the Oil Pollution Act of 1990, or the OPA, establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills, including bunker oil spills from dry bulk vessels as well as cargo or bunker oil spills from tankers. The OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Under the OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or substantial threats of discharges, of oil from their vessels. In addition to potential liability under OPA as the relevant federal legislation, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred.
Outside of the United States, other national laws generally provide for the owner to bear strict liability for pollution, subject to a right to limit liability under applicable national or international regimes for limitation of liability. The most widely applicable international regime limiting maritime pollution liability is the 1976 Convention referred to above. Rights to limit liability under the 1976 Convention are forfeited when a spill is caused by a shipowner’s intentional or reckless conduct. Certain states have ratified the IMO’s 1996 Protocol to the 1976 Convention. The Protocol provides for substantially higher the liability limits to apply in those jurisdictions than the limits set forth in the 1976 Convention, or the 1996 LLMC Protocol. Finally, some jurisdictions are not a party to either the 1976 Convention or the 1996 LLMC Protocol, and, therefore, a shipowner’s rights to limit liability for maritime pollution in such jurisdictions may be uncertain.
In some areas of regulation the EU has introduced new laws without attempting to procure a corresponding amendment of international law. Notably it adopted in 2005 a directive on ship-source pollution, imposing criminal sanctions for pollution not only where this is caused by intent or recklessness (which would be an offence under the International Convention for the Prevention of Pollution from Ships, or MARPOL), but also where it is caused by “serious negligence”. The directive could therefore result in criminal liability being incurred in circumstances where it would not be incurred under international law. Experience has shown that in the emotive atmosphere often associated with pollution incidents, retributive attitudes towards ship interests have found expression in negligence being alleged by prosecutors and found by courts on grounds which the international maritime community has found hard to understand. Moreover, there is skepticism that the notion of “serious negligence” is likely to prove any narrower in practice than ordinary negligence. Criminal liability for a pollution incident could not only result in us incurring substantial penalties or fines, but may also, in some jurisdictions, facilitate civil liability claims for greater compensation than would otherwise have been payable.
We currently maintain, for each of our owned vessels, insurance coverage against pollution liability risks in the amount of $1.0 billion per incident. The insured risks include penalties and fines as well as civil liabilities and expenses resulting from accidental pollution. However, this insurance coverage is subject to exclusions, deductibles and other terms and conditions. If any liabilities or expenses fall within an exclusion from coverage, or if damages from a catastrophic incident exceed the $1.0 billion limitation of coverage per incident, our cash flow, profitability and financial position could be adversely impacted.
Climate change and government laws and regulations related to climate change could negatively impact our financial condition.
In addition to other climate-related risks set forth in this “Risk Factors” section, we are and will be, directly and indirectly, subject to the effects of climate change and may, directly or indirectly, be affected by government laws and regulations related to climate change. We cannot predict with any degree of certainty what effect, if any, possible climate change and government laws and regulations related to climate change will have on our operations, whether directly or indirectly. While we believe that it is difficult to assess the timing and effect of climate change and pending legislation and regulation related to climate change on our business, we believe that climate change and government laws and regulations related to climate change may affect, directly or indirectly, (i) the cost of the vessels we may acquire in the future, (ii) our ability to continue to operate as we have in the past, (iii) the cost of operating our vessels, and (iv) insurance premiums, deductibles and the availability of coverage. As a result, our financial condition could be negatively impacted by significant climate change and related governmental regulation, and that impact could be material.
If we purchase any newbuilding vessels, delays, cancellations or non-completion of deliveries of newbuilding vessels could harm our operating results.
If we purchase any newbuilding vessels, the shipbuilder could fail to deliver the newbuilding vessel as agreed or their counterparty could cancel the purchase contract if the shipbuilder fails to meet its obligations. In addition, under charters we may enter into that are related to a newbuilding, if our delivery of the newbuilding to our customer is delayed, we may be required to pay liquidated damages during the delay. For prolonged delays, the customer may terminate the charter and, in addition to the resulting loss of revenues, we may be responsible for additional, substantial liquidated damages.
The completion and delivery of newbuildings could be delayed, cancelled or otherwise not completed because of:
•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	bankruptcy or other financial crisis of the shipbuilder;

•	a backlog of orders at the shipyard;

•	political or economic disturbances;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	requests for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	inability to finance the construction or conversion of the vessels; or

•	inability to obtain requisite permits or approvals.
If delivery of a vessel is materially delayed, it could materially adversely affect our results of operations and financial condition and our ability to make cash distributions.
We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.
The operation of our vessels is affected by the requirements set forth in the IMO International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. For example, the United States Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in ports in the United States and European Union. As of the date of this prospectus, each of our vessels is ISM code-certified. However, there can be no assurance that such certification will be maintained indefinitely.
Our vessels may suffer damage due to the inherent operational risks of the seaborne transportation industry and we may experience unexpected dry-docking costs, which may adversely affect our business and financial condition.
Our vessels and their cargoes will be at risk of being damaged or lost because of events such as marine disasters, bad weather, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy and other circumstances or events. These hazards may result in death or injury to persons, loss of revenues or property, environmental damage, higher insurance rates, damage to our customer relationships, delay or rerouting. If our vessels suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and may be substantial. We may have to pay dry-docking costs that our insurance does not cover in full. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. In addition, space at dry-docking facilities is sometimes limited and not all dry-docking facilities are conveniently located. We may be unable to find space at a suitable dry-docking facility or our vessels may be forced to travel to a dry-docking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to steam to more distant dry-docking facilities would decrease our earnings.
Our insurance may not be adequate to cover our losses that may result from our operations, which are subject to the inherent operational risks of the seaborne transportation industry.
We carry insurance to protect us against most of the accident-related risks involved in the conduct of our business, including marine hull and machinery insurance, protection and indemnity insurance, which includes pollution risks, crew insurance and war risk insurance. However, we may not be adequately insured to cover losses from our operational risks, which could have a material adverse effect on us. Additionally, our insurers may refuse to pay particular claims and our insurance may be voidable by the insurers if we take, or fail to take, certain action, such as failing to maintain certification of our vessels with applicable maritime regulatory organizations. Any significant uninsured or under-insured loss or liability could have a material adverse effect on our business, results of operations, cash flows and financial condition. In addition, we may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions.
As a result of the September 11, 2001 attacks, the U.S. response to the attacks and the related concerns regarding terrorism, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. Accordingly, premiums payable for terrorist coverage have increased substantially and the level of terrorist coverage has been significantly reduced.
In addition, while we carry loss of hire insurance to cover 100% of our fleet, we may not be able to maintain this level of coverage. Accordingly, any loss of a vessel or extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business, results of operations, financial condition and our ability to pay dividends, if reinstated to our shareholders in the future.
Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls in amounts based not only on our own claim records, but also on the claim records of other members of the protection and indemnity associations.
We may be subject to calls in amounts based not only on our claim records but also on the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows and financial condition. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.
Labor interruptions could disrupt our business.
Our vessels are manned by masters, officers and crews that are employed by third parties. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out as we expect and could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends, if reinstated in the future.
Maritime claimants could arrest our vessels, which would interrupt our business.
Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our business or require us to pay large sums of money to have the arrest lifted, which would have a negative effect on our cash flows.
Governments could requisition our vessels during a period of war or emergency without adequate compensation.
A government could requisition or seize our vessels. Under requisition for title, a government takes control of a vessel and becomes its owner. Under requisition for hire, a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency. Although we would be entitled to compensation in the event of a requisition, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our business, financial condition and results of operations.
A failure to pass inspection by classification societies could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in operating cash flows.
The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and with SOLAS. Our fleet is currently enrolled with Nippon Kaijori Kyokai Corp., Bureau Veritas, or Germanischer Lloyd.
A vessel must undergo an annual survey, an intermediate survey and a special survey. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel may be also required to be dry-docked every two to three years for inspection of the underwater parts of such vessel.
If any vessel fails any annual survey, intermediate survey or special survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on our revenues due to the loss of revenues from such vessel until she is able to trade again.
We operate our vessels worldwide and, as a result, our vessels are exposed to international risks that could reduce revenue or increase expenses.
The international shipping industry is an inherently risky business involving global operations. Our vessels are at risk of damage or loss because of events such as mechanical failure, collision, human error, war, terrorism, piracy, cargo loss and bad weather. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping routes and result in market disruptions that may reduce our revenue or increase our expenses.
Terrorist attacks and international hostilities can affect the seaborne transportation industry, which could adversely affect our business.
We conduct most of our operations outside of the United States, and our business, results of operations, cash flows and financial condition may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political instability, terrorist or other attacks, war or international hostilities. Terrorist attacks such as the attacks on the United States on September 11, 2001, in London on July 7, 2005 and in Mumbai on November 26, 2008 and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continue to cause uncertainty in the world financial markets and may affect our business, operating results and financial condition. The continuing presence of the United States and other armed forces in Iraq and Afghanistan may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.
Terrorist attacks on vessels, such as the October 2002 attack on the M/V Limburg, a very large crude carrier not related to us, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility and turmoil in the financial markets in the United States and globally. Any of these occurrences could have a material adverse impact on our revenues and costs.
Company Specific Risk Factors
Under the terms of our facility agreement, certain financial covenants (excluding working capital and minimum liquidity) have been waived by our lenders until at least April 2012 with respect to some covenants and until October 2012 with respect to others. If we are unable to succeed in implementing our business plan, we could be in default under the facility agreement when such covenants come into effect. Such event could have a material adverse effect on our operations and our ability to raise new capital.
On October 13, 2009, we entered into a new $221.4 million facility agreement with our existing syndicate of lenders (the “Facility Agreement”) to refinance our existing revolving credit facility. The Facility Agreement requires us to meet certain financial covenants that become effective in April 2012 with respect to certain financial covenants and in October 2012 with respect to others. We intend to be in compliance with all financial covenants by such deadlines. However, if we are unable to do so, our lenders may declare an event of default unless we are able to pledge additional collateral, repay our outstanding borrowings or obtain covenant waivers. If the lenders declare an event of default, it could have a material adverse effect on our operations and our ability to raise new capital.
We have incurred high levels of debt and with the refinancing of our credit facility and issuance of the 7% Notes, we are heavily leveraged. Defaults or other violations of the provisions of our various debt instruments could have a material adverse effect on our business.
In addition to, and in connection with, the Facility Agreement, in October 2009, we issued $145.0 million of 7% convertible senior notes due in 2015, which we refer to herein as the 7% Notes, $125.0 million of which are still outstanding as of December 31, 2009. The 7% Notes are convertible into common shares at a conversion price of $0.75 per share, subject to adjustment for certain events, including certain distributions by us of cash, debt and other assets, spin offs and other events. If we are unable to service our debt, and our lenders or noteholders declare us in default thereunder, it could have a material adverse effect on our operations.
The market value of our vessels have declined and may further decrease, which could lead to the loss of our vessels and/or we may incur a loss if we sell vessels following a decline in their market value.
The fair market values of our vessels have generally experienced high volatility and have recently declined significantly and resulted in an impairment charge of $91.6 million for the period from January 1, 2009 to October 13, 2009. If we sell one or more of our vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale may be less than the vessel’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings. Furthermore, if vessel values fall significantly, we may have to record further impairment adjustments in our consolidated financial statements, which could adversely affect our financial results.
For the periods from January 1, 2009 to October 13, 2009 and from October 14, 2009 to December 31, 2009, we were dependent upon three significant charterers for the majority of our revenues. When the charter agreements expire or terminate, we will need to find new employment for the affected vessels in the currently depressed charter market, which may adversely affect our results of operations and cash flows.

We have historically derived a significant part of our revenue from a small number of charterers. For the periods from January 1, 2009 to October 13, 2009 and from October 14, 2009 to December 31, 2009, and for the year ended December 31, 2008, approximately 55%, 55% and 65%, respectively, of our revenue was derived from three charterers. The loss of charterers upon whom we have historically been dependent may adversely affect our results of operations, cash flows and financial condition. Further, after the sale of our remaining container vessels and the transfer of three vessels from Grandunion Inc., we now operate a fleet of 12 vessels. Assuming that we sell one or more additional vessels in order to reduce the outstanding balance under our Facility Agreement, we will operate a smaller fleet. If the size of our fleet decreases, we will become increasingly dependent upon a limited number of charterers for our revenues.
Our charterers may terminate or default on their charters, which could adversely affect our results of operations and cash flow.
Our charterers may terminate earlier than the dates indicated in their charter agreements. The terms of our charters vary as to which events or occurrences will cause a charter to terminate or give the charterer the option to terminate the charter, but these generally include a total or constructive total loss of the related vessel, the requisition for hire of the related vessel or the failure of the related vessel to meet specified performance criteria. In addition, the ability of each of our charterers to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of a specific shipping market sector, the charter rates received for specific types of vessels and various operating expenses. The costs and delays associated with the default by a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows and financial condition.
We cannot predict whether our charterers will, upon the expiration of their charters, recharter our vessels on favorable terms or at all. If our charterers decide not to recharter our vessels, we may not be able to recharter them on terms similar to the terms of our current charters. In the future, we may also employ our vessels on the spot charter market, which is subject to greater rate fluctuation than the time charter market.
The time charters for five of our vessels currently provide for charter rates that are above current market rates. If we receive lower charter rates under replacement charters or are unable to recharter all of our vessels, our business, results of operations, cash flows and financial condition may be adversely affected.
In addition, in depressed market conditions, our charterers may no longer need a vessel that is currently under charter or may be able to obtain a comparable vessel at lower rates. As a result, charterers may seek to renegotiate the terms of their existing charter parties or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.
We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and our results of operations.
Our success depends to a significant extent upon the abilities and efforts of our management team. We expect to enter into employment contracts with Nicholas G. Fistes, our Chairman, and Michail S. Zolotas, our Deputy Chairman, Chief Executive Officer and President, and we have entered into an employment agreement with Allan L. Shaw, our Chief Financial Officer. Our success will depend upon our ability to retain key members of our management team and to hire new members as may be necessary. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not maintain “key man” life insurance on any of our officers.
Members of our management team continue to own and operate Grandunion Inc., a competitor, and may have conflicts of interest with respect to their fiduciary duties to both companies. Furthermore, they may not be able to devote sufficient time to our operations.
Nicholas G. Fistes, our Chairman, and Michail S. Zolotas, our Deputy Chairman, Chief Executive Officer and President, continue to be sole stockholders and the chairman and chief executive officer, respectively, of

Grandunion Inc. (“Grandunion”). Grandunion is a competitor of ours and as such, Mr. Fistes and Mr. Zolotas may have conflicts of interest with respect to their fiduciary duties to both our Company and Grandunion. Furthermore, if Mr. Zolotas or Mr. Fistes are unable to devote sufficient time to their management duties of our Company, it could have a material adverse effect on our operations.
Our board of directors has determined to suspend the payment of cash dividends in order to preserve capital and to allow management to focus on improving our operating results, and until conditions improve in the international shipping industry and credit markets, it is unlikely that we will reinstate the payment of dividends.
On September 12, 2008, our board of directors determined to immediately suspend payment of our quarterly dividend. The decision followed our management’s strategic review of our business and reflected our focus on improving our long-term strength and operational results. We will make dividend payments to our shareholders only if our board of directors, acting in its sole discretion, determines that such payments would be in our best interest and in compliance with relevant legal and contractual requirements. The principal business factors that our board of directors expects to consider when determining the timing and amount of dividend payments will be our earnings, financial condition and cash requirements at the time. Currently, the principal contractual and legal restrictions on our ability to make dividend payments are those contained in our Facility Agreement and those created by Bermuda law.
Our Facility Agreement prohibits us from paying a dividend if an event of default under the Facility Agreement is continuing or would result from the payment of the dividend. Our Facility Agreement further requires us to maintain financial ratios and minimum liquidity and working capital amounts. Our obligations pursuant to these and other terms of our Facility Agreement could prevent us from making dividend payments under certain circumstances. Under Bermuda law, we may not declare or pay dividends if there are reasonable grounds for believing that (1) we are, or would after the payment be, unable to pay our liabilities as they become due or (2) the realizable value of our assets would thereby be less than the sum of our liabilities, our issued share capital (the total par value of all outstanding shares) and share premium accounts (the aggregate amount paid for the subscription for our shares in excess of the aggregate par value of such shares). Consequently, events beyond our control, such as a reduction in the realizable value of our assets, could cause us to be unable to make dividend payments.
We may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends in the future. We may also enter into new agreements or new legal provisions may be adopted that will restrict our ability to pay dividends in the future. As a result, we cannot assure you that we will be able to reinstate the payment of dividends.
We are currently dependent, in part, upon third-party managers for the management of our vessels. However, it is our intention to consolidate the management of almost all of our vessels in-house in the future.
Currently, International Tanker Management Limited, or ITM, based in Dubai, performs technical management of three of our vessels, Ernst Jacob Ship Management GmbH, or Ernst Jacob, performs technical management of the Chinook and the Nordanvind, Newlead Bulkers S.A., or Newlead Bulkers, performs technical management of the Australia, Brazil and China dry bulk vessels, and Newlead Shipping S.A., or Newlead Shipping, performs technical management of the Newlead Avra (formerly Altius) and the Newlead Fortune (formerly Fortius). Commercial management for these vessels are provided in-house. The Stena Compass and the Stena Compassion are employed under a bareboat charter. In addition, we are generally required to obtain approval from our lenders to change our ship managers.
The loss of services of one or more of our managers or the failure of one or more of our managers to perform their obligations under the respective management agreements could materially and adversely affect our business, results of operations, cash flows and financial condition. Although we may have rights against ITM, Newlead Bulkers, Newlead Shipping, and/or Ernst Jacob if they default on their obligations to us, our shareholders will not directly share that recourse.
The ability of our ship managers to continue providing services for our benefit will depend in part on their own financial strength. Circumstances beyond our control could impair the financial strength of our ship managers.

Because our third-party ship managers are privately-held companies, it is unlikely that information about their financial strength would become public prior to any default by such ship manager under the management agreements. As a result, an investor in our shares might have little advance warning of problems affecting our ship managers, even though those problems could have a material adverse effect on us.
If we are unable to operate our vessels efficiently, we may be unsuccessful in competing in the highly competitive international tanker market.
The operation of tanker vessels and transportation of crude and petroleum products is extremely competitive. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources than our own. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the product tanker shipping markets and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. Our market share may decrease in the future. We may not be able to compete profitably as we expand our business into new geographic regions or provide new services. New markets may require different skills, knowledge or strategies than we use in our current markets, and the competitors in those new markets may have greater financial strength and capital resources than we do.
The operation of tankers involves certain unique operational risks.
The operation of tankers has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage, and a catastrophic spill could exceed the insurance coverage available. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in tankers.
If we are unable to maintain or safeguard our vessels adequately we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition and results of operations. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.
We may not be able to grow or effectively manage our growth.
A principal focus of our strategy is to grow by expanding our product tanker and dry bulk fleet as opportunities are identified. Our future growth will depend on a number of factors. These factors include our ability to:
•	identify vessels for acquisition;

•	consummate acquisitions;

•	integrate acquired vessels successfully with our existing operations;

•	identify businesses engaged in managing, operating or owning vessels for acquisitions or joint ventures;

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;

•	identify additional new markets;

•	improve our operating, financial and accounting systems and controls; and

•	obtain required financing for our existing and new operations.
A deficiency in any of these factors could adversely affect our ability to achieve anticipated growth in cash flows or realize other anticipated benefits. In addition, competition from other buyers could reduce our acquisition opportunities or cause us to pay a higher price than we might otherwise pay.

The process of integrating acquired vessels into our operations may result in unforeseen operating difficulties, may absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development and expansion of our existing operations. Future acquisitions could result in the incurrence of additional indebtedness and liabilities that could have a material adverse effect on our business, results of operations, cash flows and financial condition. Further, if we issue additional common shares, your interest in our Company will be diluted.
Capital expenditures and other costs necessary to operate and maintain our vessels may increase due to changes in governmental regulations, safety or other equipment standards.
Changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make additional expenditures. These expenditures could increase as a result of changes in:
•	the cost of our labor and materials;

•	the cost of suitable replacement vessels;

•	customer/market requirements;

•	increases in the size of our fleet; and

•	governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment.
In order to satisfy these requirements, we may, from time to time, be required to take our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate some or all of our vessels profitably during the remainder of their economic lives.
If we are unable to fund our capital expenditures, we may not be able to continue to operate some of our vessels, which would have a material adverse effect on our business.
In order to fund our capital expenditures, we may be required to incur borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets through future offerings may be limited by our financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures would limit our ability to continue to operate some of our vessels and could have a material adverse effect on our business, results of operations and financial condition.
Unless we set aside reserves or are able to borrow funds for vessel replacement, at the end of a vessel’s useful life our revenue will decline, which would adversely affect our business, results of operations and financial condition.
Unless we maintain reserves or are able to borrow or raise funds for vessel replacement, we will be unable to replace the vessels in our fleet upon the expiration of their useful lives, which we estimate to be 25 years. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations and financial condition, if any, in the future will be materially and adversely affected. Any reserves set aside for vessel replacement may not be available for dividends, if any, in the future.
Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and share price.
The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

•	marine disaster;

•	environmental accidents;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•	piracy.
Any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator.
Exposure to currency exchange rate fluctuations will result in fluctuations in our cash flows and operating results.
We generate all our revenues in U.S. dollars, but a portion of our vessel operating expenses are in currencies other than U.S. dollars and we incur a portion of our general and administrative expenses in currencies other than the U.S. dollar. For the periods from January 1, 2009 to October 13, 2009 and from October 14, 2009 to December 31, 2009, we incurred 37.6% of our operating expenses in currencies other than the U.S. dollar. This difference could lead to fluctuations in our vessel operating expenses, which would affect our financial results. Expenses incurred in foreign currencies increase when the value of the U.S. dollar falls, which would reduce our profitability. For example, in the year ended December 31, 2009, the value of the U.S. dollar reached highs of $1.51 and lows of $1.26 compared to the Euro, and as such, a 1% adverse movement in U.S. dollar exchange rates would have increased our vessel operating expenses.
Our incorporation under the laws of Bermuda may limit the ability of our shareholders to protect their interests.
We are a Bermuda company. Our memorandum of association and bye-laws and the Bermuda Companies Act of 1981, as amended (the “BCA”), govern our corporate affairs. Investors may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. Under Bermuda law, a director generally owes a fiduciary duty only to the company, not to the company’s shareholders. Our shareholders may not have a direct cause of action against our directors. In addition, Bermuda law does not provide a mechanism for our shareholders to bring a class action lawsuit. Further, our bye-laws provide for the indemnification of our directors or officers against any liability arising out of any act or omission, except for an act or omission constituting fraud or dishonesty. There is a statutory remedy under Section 111 of the BCA, which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder.
If the recent volatility in LIBOR continues, it could affect our profitability, earnings and cash flow.
LIBOR has recently been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, if this volatility were to continue, it would affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow. Recently, however, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. If we are required to agree to such a provision in future loan agreements, our lending costs could increase significantly, which would have an adverse effect on our profitability, earnings and cash flow.
It may not be possible for investors to enforce U.S. judgments against us.

We and the majority of our subsidiaries are incorporated in jurisdictions outside the U.S. (with the exception of NewLead Holdings (US) LLC, which is incorporated in Delaware), and substantially all of our assets and those of our subsidiaries are located outside the U.S. In addition, most of our directors and officers are non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or the assets of our subsidiaries are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.
U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.
A foreign corporation will be treated as a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime applicable to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
Based on our method of operation, we do not believe that we have been, are or will be a PFIC. In this regard, we treat the gross income we derive or are deemed to derive from our chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets.
There is, however, no direct legal authority under the PFIC rules addressing our method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.
If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse and special U.S. tax consequences. Among other things, the distributions a shareholder received with respect to our shares and the gain, if any, a shareholder derived from his sale or other disposition of our shares would be taxable as ordinary income (rather than as qualified dividend income or capital gain, as the case may be), would be treated as realized ratably over his holding period in our common shares, and would be subject to an additional interest charge. However, a U.S. shareholder may be able to make certain tax elections that would ameliorate these consequences.
We may have to pay tax on U.S.-source income, which would reduce our earnings.
Under the United States Internal Revenue Code, referred to herein as the Code, 50% of the gross shipping income of a vessel-owning or chartering corporation, such as our Company and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S.-source shipping income and is subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the related treasury regulations, referred to herein as “Treasury Regulations”.
We expect that we and each of our subsidiaries qualifies for this statutory tax exemption, and we take this position for United States federal income tax reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to United States federal income tax on our U.S.-source income.
If we or our subsidiaries are not entitled to exemption under Section 883 of the Code for any taxable year, the imposition of a 4% U.S. federal income tax on our U.S.-source shipping income and that of our subsidiaries could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.
Risks Relating to Our Common Shares
There may not be an active market for our common shares, which may cause our common shares to trade at a discount and make it difficult to sell the common shares you purchase.
We cannot assure you that an active trading market for our common shares will be sustained. We cannot assure you of the price at which our common shares will trade in the public market in the future or that the price of our shares in the public market will reflect our actual financial performance. You may not be able to resell your common shares at or above their current market price. Additionally, a lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of our common shares and limit the number of investors who are able to buy the common shares.
The product tanker markets have been highly unpredictable and volatile. The market price of our common shares may be similarly volatile.
In this regard, on February 8, 2010, we received a notice from NASDAQ that our closing bid price for the 30 consecutive business days prior to February 8, 2010, was below the minimum $1.00 per share bid price continued listing requirement. Our common shares will continue to list on NASDAQ during the 180-day grace period we were afforded to regain compliance. During the grace period, we may regain compliance with the minimum bid price requirement by maintaining a closing bid price at or above $1.00 per share for at least 10 consecutive trading days. If we are unable to satisfy the continued listing requirement at the end of the 180-day grace period, we may still be eligible for continued listing in the event we can demonstrate compliance with all initial standards for listing on the NASDAQ Capital Market, except for the minimum bid price requirement.
Michail S. Zolotas, our Chief Executive Officer, President and Deputy Chairman, beneficially owns approximately 76% of our outstanding common shares and as a result, he is able to influence the outcome of shareholder votes.
Michail S. Zolotas, our Chief Executive Officer, President and Deputy Chairman, beneficially owns approximately 76% of our outstanding common shares through his share ownership directly and through Grandunion, as well as a voting agreement between Grandunion and Rocket Marine Inc., or Rocket Marine, a company controlled by two of our former directors and principal shareholders. The ownership amount does not include beneficial ownership of the common shares still underlying the 7% Notes. If Mr. Zolotas were to convert all of the 7% Notes owned by Focus Maritime Corp., he would beneficially own approximately 93% of our then-outstanding common shares as of December 31, 2009. As a result of this share ownership and for so long as Mr. Zolotas owns a significant percentage of our outstanding common shares, he will be able to control or influence the outcome of any shareholder vote, including the election of directors, the adoption or amendment of provisions in our memorandum of association or bye-laws and possible mergers, amalgamations, corporate control contests and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, merger, amalgamation, consolidation, takeover or other business combination. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common shares. In addition, this concentration of ownership has had, and may continue to have, an adverse effect on the liquidity of our common shares.
Anti-takeover provisions in our constitutional documents could have the effect of discouraging, delaying or preventing a merger, amalgamation or acquisition, which could adversely affect the market price of our common shares.

Several provisions of our bye-laws and the loan/financing agreements to which we are party could discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These include provisions:
•	authorizing our board of directors to issue “blank check” preference shares without shareholder approval;

•	establishing a classified board of directors with staggered, three-year terms;

•	prohibiting us from engaging in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person becomes an interested shareholder unless certain conditions are met;

•	not permitting cumulative voting in the election of directors;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of at least 80% of our outstanding common shares;

•	limiting the persons who may call special meetings of shareholders to our board of directors, subject to certain rights guaranteed to shareholders under the BCA;

•	requiring Grandunion to maintain legal and beneficial ownership of not less than 10% of the issued and outstanding share capital of the Company;

•	requiring Nicholas Fistes and Michael Zolotas to be at any given time the beneficial owners of at least 50.1% of the voting share capital of Grandunion;

•	requiring Nicholas Fistes and Michael Zolotas to remain at any given time the Chairman, and President and Chief Executive Officer of the Company, respectively; and

•	establishing advance notice requirements for nominations for election to our board of directors and for proposing matters that can be acted on by shareholders at our shareholder meetings.
These provisions could have the effect of discouraging, delaying or preventing a merger, amalgamation or acquisition, which could adversely affect the market price of our common shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their businesses. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
     We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe”, “expect”, “anticipate”, “intends”, “estimate”, “forecast”, “project”, “plan”, “potential”, “will”, “may”, “should”, “expect” and similar expressions identify forward-looking statements.
     The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
     In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the drybulk carrier and tanker shipping industries, changes in our operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, including those that may limit the useful lives of drybulk carriers and product tankers, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by us with the SEC and the NASDAQ Global Select Market. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.
PRICE RANGE OF OUR SECURITIES
     Currently, the principal trading market for our securities, which includes our common shares, is the NASDAQ Global Select Market under the symbol “NEWL”.
     The following table sets forth, for the periods indicated, the reported high and low quoted closing prices of our common shares on the NASDAQ Global Select Market.
     On May 19, 2010, the closing price of our common shares was $0.89. The quotations listed below reflect inter-dealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions

	High	Low

For the Fiscal Year Ended December 31, 2006	$14.80	$9.07
For the Fiscal Year Ended December 31, 2007	$10.45	$5.91

	High	Low

For the Fiscal Year Ended December 31, 2008	$7.77	$0.31
For the Fiscal Year Ended December 31, 2009	$1.41	$0.36
For the Quarter Ended
June 30, 2008	$6.29	$4.75
September 30, 2008	$4.94	$2.05
December 31, 2008	$2.44	$0.31
March 31, 2009	$1.64	$0.32
June 30, 2009	$0.90	$0.36
September 30, 2009	$0.80	$0.58
December 31, 2009	$1.27	$0.75
March 31, 2010	$0.96	$0.66
For the Month
November 2009	$1.24	$0.96
December 2009	$1.05	$0.90
January 2010	$0.96	$0.74
February 2010	$0.90	$0.68
March 2010	$0.94	$0.66
April 2010	$1.02	$0.77
May 2010 (through May 19, 2010)	$1.05	$0.77

DESCRIPTION OF SECURITIES
Authorized and Outstanding Share Capital
     As of May 19, 2010, under our memorandum of association and bye-laws, our authorized share capital consists of 1,000,000,000 common shares, par value $0.01 per share, of which 88,363,265 were issued and outstanding, and 500,000,000 preference shares, par value $0.01 per share, of which no shares were issued and outstanding.
Common Shares
     Holders of common shares have no pre-emptive, subscription, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Holders of common shares have no cumulative voting rights. Holders of common shares are entitled to dividends if and when they are declared by our board of directors, subject to any preferred dividend right of holders of any preference shares. Directors to be elected by holders of common shares require a plurality of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or our bye laws, resolutions to be approved by holders of common shares require approval by a majority of votes cast at a meeting at which a quorum is present.
     Upon our liquidation, dissolution or winding up, our common shareholders will be entitled to receive, ratably, our net assets available after the payment of all our debts and liabilities and any preference amount owed to any preference shareholders.
     The rights of our common shareholders, including the right to elect directors, are subject to the rights of any series of preference shares we may issue in the future.
     Our common shares are listed on the NASDAQ Global Select Market under the symbol “NEWL.”
Preference Shares
     Under the terms of our bye-laws, our board of directors has authority to issue up to 500,000,000 “blank check” preference shares in one or more series and to fix the rights, preferences, privileges and restrictions of the preference shares, including voting rights, dividend rights, conversion rights, redemption terms (including sinking fund provisions) and liquidation preferences and the number of shares constituting a series or the designation of a series.
     The rights of holders of our common shares will be subject to, and could be adversely affected by, the rights of the holders of any preference shares that we may issue in the future. Our board of directors may designate and fix rights, preferences, privileges and restrictions of each series of preference shares which are greater than those of our common shares. Our issuance of preference shares could, among other things:
•	Subordinate the dividend rights of the common shares;

•	dilute the voting power of our common shares;

•	impair the liquidation rights of our common shares; and

•	discourage, delay or prevent a change of control of our company.
     Our board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized preference shares, unless otherwise required by applicable law or NASDAQ requirements. Although we currently have no plans to issue preference shares, we may issue them in the future.

7% Notes
     In connection with our recapitalization in October 2009, we issued $145,000,000 in aggregate principal amount of 7% senior unsecured convertible notes due 2015 (the “7% Notes”). The principal amount of $144,900,000 of the 7% Notes were sold to Focus Maritime Corp. (“Focus”), a company owned by Mr. Zolotas, pursuant to a Note Purchase Agreement among us, Focus and Marfin Egnatia Bank Societe Anonyme (“Marfin Bank”), and 7% Notes in the principal amount of $100,000 were sold to Investment Bank of Greece (“IBG”) pursuant to a Note Purchase Agreement among us, IBG and Marfin Bank.
     The 7% Notes are subject to the terms of the Indenture, dated as of October 13, 2009, between us and Marfin Bank as trustee (the “Indenture”). The 7% Notes bear interest at a rate of seven percent (7%) per annum, payable semi-annually in arrears on April 1 and October 1 of each year beginning on April 1, 2010, and are set to mature on October 15, 2015. The 7% Notes are convertible in whole, or partially in multiples of $10,000 principal amounts, into common shares at a conversion price of $0.75 per common share, with cash being issued in lieu of fractional shares upon conversion. Such conversion rate may be adjusted from time to time as specified in the Indenture, including in the event of stock splits, stock dividends and the like, upon certain distributions of rights, options or warrants of us and upon certain cash and other dividends and distributions. Additionally, in the event of certain fundamental changes prior to the second anniversary of the issuance of the 7% Notes, including such events as a merger or consolidation of us or similar transaction pursuant to which our common shares will be converted into cash, securities, or other property, where at least ten percent (10%) of the consideration received in connection therewith consists of cash and/or common shares that is not publicly traded, the conversion rate may be increased to an amount equal to the conversion rate that would apply but for such event plus ten percent (10%) of the applicable conversion rate.
     Upon certain specified fundamental changes prior to the maturity date, including an acquisition by any person or group of beneficial ownership of greater than 50% of the voting power of our common equity, certain mergers or consolidations of us, certain changes in the composition of our Board of Directors, liquidation or dissolution, or if we cease to be listed on a national securities exchange or quoted on the NASDAQ Global Select Market or the New York Stock Exchange, each of the holders of the 7% Notes have the option to require us to repurchase for cash all of such holder’s 7% Notes, or any portion thereof in an integral multiple of $10,000 principal amount, at a repurchase price equal to the principal amount thereof together with accrued and unpaid interest thereon.
     Events of default under the 7% Notes include but are no limited to: default in payment of principal or interest when due if not cured, failure to comply with rights of conversion into common shares if not cured, failure to comply with obligations in the event of our merger, consolidation or similar transaction, failure to comply with the 7% Notes and certain related documents upon notice from the trustee or holders of at least 25% of the outstanding principal amount of 7% Notes, failure of our representations and warranties under the financing documents to be correct in material respects, certain cross-defaults by us under certain other debt obligations, the rendering of certain judgments against us, and in the event of our bankruptcy or liquidation or our significant subsidiary. With certain exceptions, upon an event of default, the 7% Notes accelerate and the outstanding principal and any accrued and unpaid interest becomes due and payable. The events of default can generally be waived by the holders of a majority in aggregate principal amount of the 7% Notes outstanding. If an event of default due to default in payment of principal or interest occurs, the holders of the 7% Notes are entitled to additional interest on any overdue principal and, premium if any, of two percent (2%) per annum above the rate of interest borne by the 7% Notes.
     In November 2009, $20.0 million of the 7% Notes were converted into 26,666,666 common shares.
Transfer Agent
     The transfer agent for our common shares is Computershare Investor Services LLC.
USE OF PROCEEDS
     Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate purposes, including general working capital and possible future acquisitions.
     We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.
     We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.
THE SECURITIES WE MAY OFFER
     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations, if any, relating to the securities, and the securities exchange, if any, on which the securities will be listed.
We may sell from time to time, in one or more offerings:
•	common shares;

•	preference shares;

•	warrants to subscribe for common shares; and/or

•	debt securities.
     This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
COMMON SHARES
     Each common share would entitle the holder to one vote on all matters submitted to a vote of shareholders. Subject to any preferred dividend rights conferred on holders of any preference shares, holders of common shares would be entitled to receive dividends, if and when, declared by the board of directors out of funds legally available for dividends. Holders of common shares would not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding common shares, when issued, will be fully paid and non-assessable. The rights, preferences and privileges of holders of common shares will be subject to the rights of the holders of any preference shares which we may issue in the future.
PREFERENCE SHARES
     Under the terms of our bye-laws, the board of directors has the authority, without the consent of holders of common shares, to designate and issue one or more series of preference shares, which may be convertible into common shares at a ratio determined by the board. A series of preference shares may bear rights superior to common shares as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. The board may set the following terms of any series preference shares, and a prospectus supplement will specify these terms for each series offered:
•	the number of shares constituting the series and the distinctive designation of the series;

•	dividend rates, whether dividends are cumulative, and, if so, from what date; and the relative rights of priority of payment of dividends;

•	voting rights and the terms of the voting rights;

•	conversion privileges and the terms and conditions of conversion, including provision for adjustment of the conversion rate;

•	redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

•	sinking fund provisions for the redemption or repurchase of shares of that series;

•	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority of payment; and

•	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of that series.
     If, upon any voluntary or involuntary liquidation, dissolution or winding up of the company, the assets available for distribution to holders of preference shares are insufficient to pay the full preferential amount to which the holders are entitled, then the available assets will be distributed ratably among the shares of all series of preference shares in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect to each series.
     Holders of preference shares will not be entitled to preemptive rights to purchase or subscribe for any shares of any class of share capital of the Company. The preference shares will, when issued, be fully paid and non-assessable. The rights of the holders of preference shares will be subordinate to those of our general creditors.
WARRANTS
     The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.
General
     We may issue warrants for the subscription for common shares and/or debt securities in one or more series. We may issue warrants independently or together with common shares and/or debt securities, and the warrants may be attached to or separate from these securities.
     We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus in an amount as required by applicable law. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.
     We will describe in the applicable prospectus supplement the terms of the series of warrants, including:
•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be subscribed;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number if warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to subscribe for common shares, the number of common shares that may be subscribed for upon the exercise of one warrant and the price at which these shares may be subscribed for upon such exercise;

•	in the case of warrants to subscribe for or purchase debt securities, the principal amount of debt securities that may be subscribed for or purchased upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be subscribed for or purchased upon such exercise;

•	the effect of any merger, consolidation, amalgamation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.
     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities that may be subscribed for or purchased upon such exercise, including:
•	in the case of warrants to subscribe for or purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities that may be subscribed for or purchased upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common shares, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.
Exercise of Warrants
     Each warrant will entitle the holder to subscribe for or to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. EST on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
     Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise of the warrants.

     Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities that may be subscribed for or purchased upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Enforceability of Rights By Holders of Warrants
     Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.
DEBT SECURITIES
     The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below. Depending on the terms of the debt we may issue, such debt will need to provide for, and take into account, the existence of the 7% Notes or any other debt which may be outstanding at such time.
     The debt securities we may offer and sell pursuant to this prospectus will be either senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.
     The following summaries of material provisions of any series of debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.
General
     We will describe in each prospectus supplement the following terms relating to a series of notes:
•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
Conversion or Exchange Rights
     We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common shares or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of common shares or other securities of ours that the holders of the series of notes receive would be subject to adjustment.
Consolidation, Merger, Amalgamation or Sale
     The indentures do not contain any covenant which restricts our ability to merge, consolidate, amalgamate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.
Events of Default under the Indenture
     The following are events of default under the indentures with respect to any series of notes that we may issue:
•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.
     If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.
     The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.
     Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:
•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
     A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:
•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.
     These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.
     We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver
     We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:
•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.
     In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:
•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.
Discharge
     Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:
•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.
     In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange and Transfer
     We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.
     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
     Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
     We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.
     If we elect to redeem the notes of any series, we will not be required to:
•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.
Information Concerning the Debenture Trustee
     The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
     Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
     We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.
     All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law
     The indentures and the notes will be governed by and construed in accordance with the laws of Bermuda, except to the extent that the Trust Indenture Act is applicable.
Subordination of Subordinated Notes
     The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.
GENERAL INFORMATION
Treasury Shares
     Our bye-laws were amended at our 2008 annual general meeting to allow our board of directors, at its discretion and without the sanction of a resolution of the shareholders, to authorize the acquisition by us of our shares, to be held as treasury shares. Our board of directors may, at its discretion and without the sanction of a resolution of the shareholders, authorize the acquisition by us of our own shares, to be held as treasury shares, upon such terms as the board of directors may in its discretion determine, provided always that such acquisition is effected in accordance with the provisions of the BCA. We shall be entered in the Register of members as a shareholder in respect of the shares held by us as treasury shares and shall be a shareholder but subject always to the provisions of the BCA and, for the avoidance of doubt, we shall not be entitled to exercise any rights and shall not enjoy or participate in any of the rights attaching to those shares save as expressly provided for in the BCA. Subject as otherwise provided in our bye-laws in relation to our shares generally, any of our shares held by us as treasury shares shall be at the disposal of the board of directors, which may hold all or any of such shares, dispose of or transfer all or any of such shares for cash or other consideration, or cancel all or any of such shares.
Dividends
     Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing either that the company is, or would after the payment be, unable to pay its liabilities as they become due, or that the realizable value of its assets would thereby be less than the sum of its liabilities, its issued share capital (the total par value of all outstanding shares) and share premium accounts (the aggregate amount paid for the subscription for its shares in excess of the aggregate par value of such shares). If the realizable value of our assets decreases, our ability to pay dividends may require our shareholders to approve resolutions reducing our share premium account by transferring an amount to our contributed surplus account. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.
Anti-Takeover Effects of Provisions of Our Constitutional Documents
     Several provisions of our bye-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger, amalgamation or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of our incumbent directors and executive officers.
Blank Check Preference Shares
     Under the terms of our bye-laws, subject to applicable legal or NASDAQ requirements, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 500,000,000 preference shares with such rights, preferences and privileges as our board may determine. Our board of directors may issue preference shares on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Classified Board of Directors
     Our bye-laws provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. One-third (or as near as possible) of our directors will be elected each year. Our bye-laws also provide that directors may only be removed for cause upon the vote of the holders of no less than 80% of our outstanding common shares. These provisions could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.
Business Combinations
     Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of Bermuda and “interested shareholders”, we have included these provisions in our bye-laws. Specifically, our bye-laws contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, in addition to any other approval that may be required by applicable law:
•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced; or

•	after the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 80% of our outstanding voting shares that are not owned by the interested shareholder.
     For purposes of these provisions, a “business combination” includes mergers, amalgamations, consolidations, exchanges, asset sales, leases, certain issues or transfers of shares or other securities and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is any person or entity that beneficially owns 15% or more of our outstanding voting shares and any person or entity affiliated with or controlling or controlled by that person or entity, except that so long as Rocket Marine either alone or together with its affiliates and associates owns 15% or more of our outstanding voting shares, Rocket Marine shall not be an interested shareholder unless it or its affiliates and associates acquires additional voting shares representing 8% or more of our outstanding voting shares.
Election and Removal of Directors
     Our bye-laws do not permit cumulative voting in the election of directors. Our bye-laws require shareholders wishing to propose a person for election as a director (other than persons proposed by our board of directors) to give advance written notice of nominations for the election of directors. Our bye-laws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of our outstanding common shares, voted at a duly authorized meeting of shareholders called for that purpose, provided that notice of such meeting is served on such director at least 14 days before the meeting. These provisions may discourage, delay or prevent the removal of our incumbent directors.
Shareholder Meetings
     Under our bye-laws annual meetings of shareholders will be held at a time and place selected by our board of directors each calendar year. Special meetings of shareholders may be called by our board of directors at any time and must be called at the request of shareholders holding at least 10% of our paid-up share capital carrying the right to vote at general meetings. Under our bye-laws at least 15, but not more than 60, days’ notice of an annual meeting or any special meeting must be given to each shareholder entitled to vote at that meeting. Under Bermuda law accidental failure to give notice will not invalidate proceedings at a meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders who will be eligible to receive notice and vote at the meeting.
Limited Actions by Shareholders
     Any action required or permitted to be taken by our shareholders must be effected at an annual or special general meeting of shareholders or by written consent of the majority of shareholders entitled to vote on the resolution without a meeting. Our bye-laws provide that, subject to certain exceptions and to the rights granted to shareholders pursuant to the BCA, only our board of directors may call special general meetings of our shareholders and the business transacted at a special general meeting is limited to the purposes stated in the notice for that meeting. Accordingly, a shareholder may be prevented from calling a special general meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual general meeting.
     Subject to certain rights set out in the BCA, our bye-laws provide that shareholders are required to give advance notice to us of any business to be introduced by a shareholder at any annual general meeting. The advance notice provisions provide that, for business to be properly introduced by a shareholder when such business is not specified in the notice of meeting or brought by or at the direction of our board of directors, the shareholder must have given our secretary notice not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting of the shareholders. In the event the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, the shareholder must give our secretary notice not later than 10 days following the earlier of the date on which notice of the annual general meeting was mailed to the shareholders or the date on which public disclosure of the annual general meeting was made. The chairman of the meeting may, if the facts warrant, determine and declare that any business was not properly brought before such meeting and such business will not be transacted.
Amendments to Bye-Laws
     Our bye-laws require the affirmative vote of the holders of not less than 80% of our outstanding voting shares to amend, alter, change or repeal the following provisions in our bye-laws:
•	the classified board and director removal provisions;

•	the percentage of approval required for our shareholders to amend our bye-laws;

•	the limitations on business combinations between us and interested shareholders;

•	the provisions requiring the affirmative vote of the holders of not less than 80% of our outstanding voting shares to amend the foregoing provisions; and

•	the limitations on shareholders’ ability to call special general meetings, subject to certain rights guaranteed to shareholders under the BCA.
     These requirements make it more difficult for our shareholders to make changes to the provisions in our bye-laws that could have anti-takeover effects.
Exchange Controls
     The Company has been designated as a non-resident of Bermuda for exchange control purposes by the Bermuda Monetary Authority, whose permission for the issue of the common shares was obtained prior to the offering thereof.

     The transfer of shares between persons regarded as resident outside Bermuda for exchange control purposes and the issuance of common shares to or by such persons may be effected without specific consent under the Bermuda Exchange Control Act of 1972 and regulations thereunder. Issues and transfers of common shares involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Bermuda Exchange Control Act of 1972.
     Subject to the foregoing, there are no limitations on the rights of owners of the common shares to hold or vote their shares. Because the Company has been designated as non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of the common shares, other than in respect of local Bermuda currency.
     In accordance with Bermuda law, share certificates may be issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.
     The Company will take no notice of any trust applicable to any of its shares or other securities whether or not it had notice of such trust.
     As an “exempted company,” the Company is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted company, the Company may not participate in certain business transactions including: (i) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years) without the express authorization of the Bermuda legislature; (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (iii) the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities or securities of another “exempted company,” exempted partnership or other corporation or partnership resident in Bermuda but incorporated abroad; or (iv) the carrying on of business of any kind in Bermuda, except insofar as may be necessary for the carrying on of its business outside Bermuda or under a license granted by the Minister of Finance of Bermuda.
     There is a statutory remedy under Section 111 of the BCA which provides that a shareholder may seek redress in the Bermuda courts as long as such shareholder can establish that the Company’s affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder. The Bermuda courts may make such order as they see fit, including an order regulating the conduct of the Company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the Company.
     The Bermuda government actively encourages foreign investment in “exempted” entities like the Company that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, the Company is subject neither to taxes on its income or dividends nor to any exchange controls in Bermuda. Furthermore, the Company has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income or on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to it or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by it in respect of real property or lease hold interest in Bermuda held by it. There is no income tax treaty between the United States and Bermuda pertaining to the taxation of income other than applicable to insurance enterprises.
LEGAL OWNERSHIP OF SECURITIES
     We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.
Book-Entry Holders
     We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
     Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.
     As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.
Street Name Holders
     We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.
     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.
Legal Holders
     Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is the responsibility of the holders.
Special Considerations for Indirect Holders
     If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:
•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
     A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.
     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.
     A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.
     If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.
Special Considerations for Global Securities
     As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

     If securities are issued only in the form of a global security, an investor should be aware of the following:
•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.
Special Situations When a Global Security Will be Terminated
     In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.
          The global security will terminate when the following special situations occur:
•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION
     We may sell the securities being offered hereby in one or more of the following ways from time to time:
•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.
     We will set forth in a prospectus supplement the terms of the offering of securities, including:
•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
     Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.
     We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.
     Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
ENFORCEABILITY OF CIVIL LIABILITIES AND
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     We are incorporated under Bermuda law. A majority of the directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of the assets and the assets of the directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon NewLead or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal securities laws.
     With respect to enforcing a judgment in Bermuda, a final and conclusive judgment of the United States courts against the Company, under which a sum of money is payable (not being a sum of money payable in respect of multiple damages, or a fine, penalty tax or other charge of a like nature), may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the United States court’s judgment.
     We have been advised by counsel in Bermuda that the current position (which may be subject to change) is that, on general principles, such proceedings would be expected to be successful provided that:
(a)	the United States. court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and

(b)	the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.
     Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars. However, the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation. No stamp duty or similar or other tax or duty is payable in Bermuda on the enforcement of a foreign judgment but court fees will be payable in connection with proceedings for enforcement.
     We have been advised by counsel in Bermuda that the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, will not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.
We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.
EXPENSES
     The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions and the financial advisory fee, in connection with this offering, which we will be required to pay.

U.S. Securities and Exchange Commission registration fee	$35,650.00
Financial Industry Regulatory Authority, Inc. filing fee	*
NASDAQ Global Market listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving costs	*
Transfer agent fees	*
Miscellaneous	*

Total	$35,650.00

*	Amounts to be provided in a prospectus supplement or in a Current Report on Form 6-K subsequently incorporated by reference into this prospectus.

LEGAL MATTERS
     Cox Hallett Wilkinson, Bermuda counsel, will provide us with an opinion as to the legal matters in connection with the securities we are offering.
EXPERTS
The consolidated financial statements of NewLead Holdings Ltd. as of December 31, 2009 and results of their operations and their cash flows for the period from October 14, 2009 to December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of NewLead Holdings Ltd. as of December 31, 2008 and the results of their operations and their cash flows for the period from January 1, 2009 to October 13, 2009 and for each of the two years the in the period ended December 31, 2008 incorporated in this Registration Statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
MATERIAL CHANGES
Not applicable.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:
•	Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed on March 18, 2010;

•	All subsequent reports on Form 20-F shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date of this prospectus but before the termination of the offering by this prospectus;

•	Report on Form 6-K dated April 1, 2010, filed on April 26, 2010;

•	Report on Form 6-K dated April 28, 2010, filed on May 4, 2010;

•	Our reports on Form 6-K furnished to the SEC after the date of this prospectus only to the extent that the forms expressly state that we incorporate them by reference in this prospectus; and

•	Our description of common shares contained in our registration statement on Form 8-A, filed on June 1, 2005, including any subsequent amendments or reports filed for the purpose of updating such description.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:
Peter Kallifidas
Corporate Secretary/ Investor Relations Officer
83 Akti Miaouli & Flessa Str.
185 38 Piraeus Greece
Telephone: (011) (30) 213 014 8600
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Government Filings
     As required by the Securities Act, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.
     We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer”, are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.
     We file annual reports and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, as well as on our website at http://www.newleadholdings.com.
     Documents may also be inspected at the Financial Industry Regulatory Authority, Inc., 1735 K Street, N.W., Washington D.C. 20006.
Information provided by the Company
     We will furnish holders of our common shares with annual reports containing audited financial statements and corresponding reports by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the three first quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer”, we ware exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rule of NASDAQ Global Select Market, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition as a “foreign issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
     This prospectus is only part of a Registration Statement on Form F-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:
•	inspect a copy of the Registration Statement, including the exhibits and schedules,

•	without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.